EXHIBIT 107
Calculation of Filing Fee Table

FORM S-8
(Form Type)
JONES LANG LASALLE INCORPORATED
(Exact Name of Registrant as Specified in its Charter)

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Common Stock	Common Stock, $0.01 par value	Rule 457(c) and Rule 457(h)	1,050,000	$200.43	$210,451,500	0.0001476	$31,062.64

Total Offering Amounts
Total Fee Offsets
Net Fee Due							$31,062.64

(1)     Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional and indeterminate number of shares of Common Stock, which may become issuable pursuant to the provisions of the Jones Lang LaSalle Incorporated Third Amended and Restated 2019 Stock Award and Incentive Plan (the “Third Amended and Restated 2019 Plan”) relating to adjustments for changes resulting from a stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of Common Stock.

(2)    Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act and based on the average of the $201.61 (high) and $199.25 (low) sale prices of Common Stock, as quoted on the New York Stock Exchange, on May 21, 2024.